Exhibit 4.01

GOOGLE INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

May 31, 2002

GOOGLE INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This Third Amended and Restated Investor Rights Agreement (the “Agreement”) is made as of May 31, 2002 by and among Google Inc., a California corporation (the “Company”), the persons listed on the Schedule of Investors attached hereto as Exhibit A (collectively the “Investors” and individually an “Investor”) and America Online, Inc., a Delaware corporation (the “Series D Warrant Holder”).

RECITALS

A. The Company is a party to that certain Second Amended and Restated Investor Rights Agreement dated as of September 6, 2000, as subsequently amended (the “Prior Agreement”) by and among the Company, the holder of a warrant to purchase Common Stock of the Company (the “Common Warrant Holder”); certain holders of the Company’s Series A Preferred Stock (the “Series A Parties”); certain holders of the Company’s Series B Preferred Stock and certain holders of the Company’s warrants to purchase Series B Preferred Stock (the “Series B Parties”); and certain holders of the Company Series C Preferred Stock and certain holders of the Company’s warrants to purchase Series C Preferred Stock (the “Series C Parties”).

B. The Company is selling a warrant to purchase shares of its Series D Preferred Stock pursuant to that certain Series D Preferred Stock Warrant dated as of June 3, 2002 (the “Series D Warrant”) to the Series D Warrant Holder, which Series D Warrant provides, among other things, that the Company and the Investors shall have entered into this Agreement in order that the Investors be afforded certain registration and information rights with respect to the Preferred Stock.

C. In further consideration of the Company’s sale and the Series D Warrant Holder’s purchase of the Series D Warrant, the several parties hereto wish to grant to the Series D Warrant Holder the several rights set forth herein and to observe the several obligations set forth herein.

E. The Company, the Common Warrant Holder, the Series A Parties, the Series B Parties and the Series C Parties desire to amend and restate the Prior Agreement to include the Series D Warrant Holder as a party hereto, and the Series D Warrant Holder desires to execute this Agreement so as to become a party to the Prior Agreement, as amended and restated hereby.

F. As set forth in Section 6.7 below, upon the execution of this Agreement by (i) the Company and (ii) a majority in interest of the Common Warrant Holder, the Series A Parties, the Series B Parties and the Series C Parties, voting together, the Prior Agreement is amended and restated in its entirety.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

SECTION 1

Definitions

As used in this Agreement, the following terms shall have the following respective meanings:

1.1 “ARE Common Shares” shall mean those shares of Company Common Stock issued or issuable upon the exercise of a warrant held by Alexandria Real Estate Equities, L.P. (“ARE”).

1.2 “Commission” shall mean the Securities and Exchange Commission or any other U. S. federal agency at the time administering the Securities Act.

1.3 “Common Stock” shall mean shares of the Company’s Common Stock, no par value.

1.4 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.5 “Heller Financial Common Shares” shall mean those shares of Company Common Stock issued or issuable upon conversion of shares of Series C Preferred Stock as may be issued to Heller Financial Leasing, Inc., a Delaware corporation (“Heller”) upon exercise of those certain warrants issued to Heller dated June 28, 2001, August 1, 2001, December 27, 2001 and March 29, 2002 (or any shares of Company Common Stock issued upon exercise of such warrants).

1.6 “Holder or Holders” shall mean each of the Investors listed on Exhibit A (and their transferees as permitted by Section 3.10) holding Registrable Securities.

1.7 “Initiating Holders” shall mean Holders who in the aggregate hold greater than forty percent (40%) of the Registrable Securities. ”Other Holders” shall mean holders of Company securities, other than the Holders, proposing to distribute their securities pursuant to a registration under Section 3 of this Agreement.

1.8 “Registrable Securities” shall mean (i) the Series D Warrant Holder Common Shares; (ii) the Heller Financial Common Shares; provided, however, that the Heller Financial Common Shares shall be excluded from the definition of Registrable Securities for the purposes of Sections 1.7, 3.1 and 3.3; (iii) the ARE Common Shares; (iv) shares of Common Stock issued or issuable pursuant to the conversion of the Company’s Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, including shares of any series of Preferred Stock of the Company issued upon the exercise of any outstanding warrant or other security exercisable for shares of Preferred Stock, if the issuance of such security was approved by the Company’s Board of Directors; provided, however, that any such shares relating to the Heller Financial Warrant shall be excluded from the definition of Registrable Securities for the purposes of Sections 1.7, 3.1 and 3.3; (v) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred

Stock, the Series D Warrant Holder Common Shares, the Heller Financial Common Shares and the ARE Common Shares, excluding in all cases, however, any Registrable Securities that have been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned, and provided in all cases that such shares relating to the Heller Financial Warrant shall be excluded from the definition of Registrable Securities for the purposes of Sections 1.7, 3.1 and 3.3.

1.9 The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement. ”Registration Expenses” shall mean all expenses, except as otherwise stated below, incurred by the Company in complying with Sections 3.1, 3.2 and 3.3 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company (and fees and disbursements of one special counsel for Holders, if any), accounting fees, blue sky fees and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

1.10 “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar United States federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

1.11 “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders.

1.12 “Series D Warrant Holder Common Shares” shall mean those shares of Company Common Stock issued or issuable upon conversion of shares of Series D Preferred Stock as have been issued to Series D Warrant Holder upon exercise of the Series D Warrant (or any Company Common Stock issued upon exercise of the Series D Warrant).

SECTION 2

Information Rights

2.1 Financial Information. The Company will provide each Investor the following reports for so long as the Investor is a holder of not less than 500,000 shares of Registrable Securities (as equitably adjusted for any stock splits, stock dividends, combinations or recapitalizations occurring after the date hereof) (each, a “Recapitalization”)), including for purposes of this Section 2 any such Registrable Securities which have been transferred to a constituent partner of an Investor:

(a) As soon as practicable after the end of each fiscal year, and in any event within one hundred twenty (120) days thereafter, audited balance sheets of the Company as of the end of such fiscal year, and audited statements of income, shareholders’ equity and cash flows of the Company for such year, prepared and certified by an independent public accounting firm of nationally recognized standing.

(b) As soon as practicable after the end of each month and fiscal quarter, and in any event within thirty (30) days and forty-five (45) days, respectively, thereafter, a balance sheet of the Company as of the end of each such period, statements of income, statements of changes in financial condition, a statement of cash flow of the Company and a statement of shareholders’ equity for such period and for the current fiscal year to date, and setting forth in each case in comparative form the figures for corresponding periods in the previous fiscal year, and setting forth in comparative form the budgeted figures, prepared in accordance with generally accepted accounting principles (other than for accompanying notes), applied on a consistent basis, subject to changes resulting from normal year-end adjustments, all in reasonable detail and signed by the principal financial or accounting officer of the Company.

(c) As soon as practicable, but in any event thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, an updated list of all shareholders of the Company that includes the name of each shareholder and the number and class of shares held by each shareholder, and, as soon as prepared, any other budgets or revised budgets prepared by the Company. and

(d) Such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Investor or any assignee of the Investor may from time to time reasonably request, provided, however, that the Company shall not be obligated to provide information which it deems in good faith to be proprietary.

2.2 Inspection Rights. The Company shall permit each Investor holding not less than 500,000 shares of Registrable Securities (as equitably adjusted for Recapitalizations), at such Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

2.3 Qualified Small Business Stock Status. In the event that the Company proposes to take an action or engage in a transaction that would reasonably be expected to result in the shares of the Company’s Series A, Series B or Series C Preferred Stock no longer being “qualified small business stock” within the meaning of Section 1202(c) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall notify the Investors and consult in good faith to devise a mutually agreeable and reasonable alternative course of action or transaction structure that would preserve such status. In addition, the Company shall submit to the Investors and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and any related Treasury Regulations. In addition, within ten (10) days after any Investor has delivered to the Company a written request therefor, the Company shall deliver to such Investor a written statement informing the Investor whether, in the Company’s good faith judgment after a reasonable investigation, such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code. The Company’s obligation to furnish a written statement pursuant to this Section 2.3 shall continue notwithstanding the fact that a class of the Company’s stock may be traded on an established securities market.

2.4 Assignment of Rights. The rights granted pursuant to Section 2.1, 2.2 and 2.3 may be assigned or otherwise conveyed by an Investor to a constituent partner or affiliate of an Investor or to a transferee who acquires at least 500,000 shares of Registrable Securities (as equitably adjusted for Recapitalizations). Notwithstanding the foregoing, the rights granted pursuant to Section 2.1, 2.2 and 2.3 may not be assigned or otherwise conveyed to a competitor of the Company, as reasonably determined by the Board of Directors of the Company excluding any director with an interest in such transferee. The transferor shall provide the Company with written notice of any assignment or conveyance of the rights granted pursuant to Section 2.1, 2.2 and 2.3.

2.5 Termination. The provisions of Sections 2.1, 2.2 and 4, including information rights and miscellaneous covenants, shall terminate upon the closing of a firmly underwritten public offering for any securities of the Company.

SECTION 3

Registration Rights

3.1 Requested Registration.

(a) Request for Registration. In case the Company shall receive from Initiating Holders a written request that the Company effect any registration, qualification or compliance with respect to not less than forty percent (40%) of the Registrable Securities then outstanding the Company will:

(i) promptly give written notice of the proposed registration, qualification or compliance to all other Holders; and

(ii) as soon as practicable, use its best efforts to effect such registration, qualification or compliance (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company;

Provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 3.1:

(A) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(B) Prior to the earlier to occur of (i) six (6) months after the effective date of the Company’s first registered public offering of its Common Stock or (ii) May 26, 2003;

(C) During the period starting with the date sixty (60) days prior to the Company’s estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, any registration statement pertaining to securities of the Company sold by the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(D) After the Company has effected two (2) registrations pursuant to this Section 3.1, and such registrations have been declared or ordered effective, provided that all Registrable Securities requested to be included in each such registration(s) were in fact included in the registration;

(E) If the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed in the near future, then the Company’s obligation to use its best efforts to register, qualify or comply under this Section 4 shall be deferred for a period not to exceed ninety (90) days from the date of receipt of written request from the Initiating Holders, provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; or

Subject to the foregoing clauses (A) through (E), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable, after receipt of the request or requests of the Initiating Holders.

(b) Underwriting. In the event that a registration pursuant to Section 3.1 is for a registered public offering involving an underwriting, the Initiating Holders will so advise the Company as part of the written request given by such Initiating Holders pursuant to Section 3.1(a), and the Company shall in turn advise the Holders as part of the notice given pursuant to Section 3.1(a)(i). In such event, the right of any Holder to registration pursuant to Section 3.1 shall be conditioned upon such Holder’s participation in the underwriting arrangements required by this Section 3.1, and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.

The Company shall (together with all Holders proposing to distribute their securities through such underwriting and the Other Holders, if any) enter into an underwriting agreement in customary form with the managing underwriter(s) selected for such underwriting by the majority in interest of the Initiating Holders, but subject to the reasonable approval of the Company. Notwithstanding any other provision of this Section 3.1, if the managing underwriter advises the

Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders and Other Holders, and the number of shares that may be included in the registration and underwriting shall be allocated first among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement and second among the Other Holders in proportion to the number of shares proposed to be included in such registration by such Other Holders. No shares proposed to be included in such registration by any of the Other Holders shall be included in such registration unless all shares requested to be included by the Initiating Holders are included in such registration. No Registrable Securities or other securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any holder to the nearest one hundred (100) shares.

If any Holder of Registrable Securities or Other Holder disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration.

3.2 Company Registration.

(a) Notice of Registration. If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders, other than (i) a registration relating solely to employee benefit plans or (ii) a registration relating solely to a Commission Rule 145 transaction, the Company will:

(i) promptly give to each Holder written notice thereof; and

(ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests made, within twenty (20) days after receipt of such written notice from the Company, by any Holder.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 3.2(a)(i). In such event the right of any Holder to registration pursuant to Section 3.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall, together with the Company and the Other Holders, if any, enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 3.2, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the number of shares of Registrable Securities to be included in such registration without requiring any limitation in the number of shares to be registered on behalf of the Company, provided that if such underwriting is other than an initial public offering the number of shares of Registrable Securities to be included in such registration shall not be limited to less than thirty percent (30%) of the total number of shares to be included in such registration. The Company shall so advise all Holders and Other Holders and the number of shares that may be included in the registration and underwriting by all Holders and Other Holders shall be allocated among them, as nearly as practicable, first, to the Company (or, if applicable, to the holders for whose account the Company is registering the securities), second, among the Holders of Registrable Securities in proportion to the respective amounts of Registrable Securities held by such Holders at the time of filing of the registration statement, and, third, among the Other Holders in proportion to the number of shares proposed to be included in such registration by such Other Holders. No shares proposed to be included in such registration by any of the Other Holders shall be included in such registration unless all shares requested to be included by the Holders are included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company may round the number of shares allocated to any Holder or Other Holder to the nearest one hundred (100) shares. If any Holder or Other Holder disapproves of the terms of any such underwriting, such holder may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3.2 prior to the effectiveness of such registration whether or not any Holder has elected to include Registrable Securities in such registration.

3.3 Registration on Form S-3.

(a) Request for Registration. If any Holder or Holders request that the Company file a registration statement on Form S-3 under the Securities Act (or any successor form to Form S-3) for a public offering of shares of the Registrable Securities the reasonably anticipated aggregate price to the public of which would exceed $250,000 (before deducting the underwriters’ discounts and commissions), and the Company is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering, the Company shall use its best efforts to cause such Registrable Securities to be registered for the offering on such form and to cause such Registrable Securities to be qualified in such jurisdictions as the Holder or Holders may reasonably request. The substantive provisions of Section 3.1(b) shall be applicable to each registration initiated under this Section 3.3.

(b) Limitations. Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 3.3: (i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act; (ii) during the period starting with the date sixty (60) days prior to the Company’s estimated date of filing of, and ending on the date six (6) months immediately following, the effective date of any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; (iii) if the Company shall furnish to such Holder a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or the Investors as a whole for registration statements to be filed in the near future, then the Company’s obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed ninety (90) days from the receipt of the request to file such registration by such Holder, provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; or (iv) for any particular Holder, after the Company has effected two (2) registrations pursuant to this Section 3.3, and such registrations have been declared or ordered effective.

3.4 Limitations on Subsequent Registration Rights. From and after the date hereof, the Company will not, without the prior written consent of holders of a majority of the voting power of the then outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which grants such holder or prospective holder of (a) to include such securities in any registration filed under Section 3.1 or 3.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 3.1(a)(ii)(B) or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 3.2.

3.5 Expenses of Registration.

(a) Registration Expenses. The Company shall bear all Registration Expenses incurred in connection with all registrations pursuant to Section 3.1 and Section 3.2. The Holders of the Registrable Securities shall bear all Registration Expenses in connection with all registrations pursuant to Section 3.3.

(b) Selling Expenses. Unless otherwise stated in Section 3.5(a), all Selling Expenses and Registration Expenses relating to securities registered on behalf of the Holders shall be borne by the Holders pro rata on the basis of the number of shares so registered.

3.6 Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Agreement, the Company will:

(a) keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof;

(b) as soon as practicable, prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective until the earlier of (i) one hundred twenty (120) days or (ii) the distribution described in the Registration Statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of the managing underwriter; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and, provided further, that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by Section 10(a)(3) of the Securities Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement;

(c) furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;

(d) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(e) in the event of an underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(f) use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(g) cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(h) use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 3, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 3, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities;

(i) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements made therein not misleading in the light of the circumstances then existing; and

(j) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

3.7 Indemnification.

(a) By Company. The Company will indemnify each Holder, each of its officers and directors and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act and each Investor and its officers, directors and partners and each person controlling such Investor within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities, joint or several, (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act, the Exchange Act or any state or federal securities law, or any rule or regulation promulgated under such Acts or law applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers, directors and partners, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, each Investor, each of its officers, directors and partners and each person controlling such Investor, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information regarding a Holder furnished to the Company by an instrument duly executed by such Holder, controlling person, underwriter or Investor and stated to be specifically for use therein. If the Holders and Investors are represented by counsel other than counsel for the Company, the Company will not be obligated under this Section 3.7(a) to reimburse legal fees and expenses of more than one separate counsel for all Holders and Investors.

(b) By Holders. Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors, each of its officers, each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information regarding a Holder furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein. Notwithstanding the foregoing, the liability of each Holder under this subsection (b) shall be limited in an amount equal to the public offering price of the shares sold by such Holder, unless such liability arises out of or is based on willful misconduct by such Holder.

(c) Procedures. Each party entitled to indemnification under this Section 3.7 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(d) Contribution. If the indemnification provided for in this Section 3.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations, provided that in no event shall any contribution by a Holder under this Section 3.7(d) exceed the public offering price of shares sold by such Holder, except in the case of willful misconduct by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Controlling Agreement. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions of this Section 3.7, the provisions in the underwriting agreement shall control.

3.8 Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by them as the Company may request in writing and only as shall be necessary to enable the Company to comply with the provisions hereof in connection with any registration, qualification or compliance referred to in this Agreement.

3.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Securities Exchange Act of 1934, as amended and for so long as the Company remains subject to the periodic reporting requirements under Section 13 or 15(d) of the Exchange Act.

(b) Use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements).

(c) Furnish to any Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Securities Exchange Act of 1934 (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

3.10 Transfer of Registration Rights. The rights to cause the Company to register securities granted Holders under Sections 3.1, 3.2 and 3.3 may be assigned in connection with any transfer or assignment by a Holder of Registrable Securities provided that: (i) such transfer may otherwise be effected in accordance with applicable securities laws, (ii) such transfer is effected in compliance with the restrictions on transfer contained in this Agreement and in any other agreement between the Company and the Holder, and (iii) such assignee or transferee is a constituent partner or affiliate of an Investor or purchases (I) at least 500,000 shares of Registrable Securities (as equitably adjusted for Recapitalizations) or (II) all shares of Registrable Securities held by an Investor if transferred to a single entity. No transfer or assignment will divest a Holder or any subsequent owner of such rights and powers unless all Registrable Securities are transferred or assigned.

3.11 Termination. The rights granted pursuant to this Section 3 shall terminate as to any Holder at the later of (i) five years after the Company’s initial public offering or (ii) after the effective date of the Company’s first registered public offering of its stock, at such time as such Holder may sell under Rule 144, or a successor rule, in a three month period all Registrable Securities then held by such Holder.

3.12 Lockup Agreement. Provided that each officer and director of the Company who owns stock or options to purchase stock of the Company and all one-percent security holders and all other persons with registration rights (whether or not pursuant to this Agreement) also agrees to such restrictions, each Holder agrees that, if, in connection with the public offering of the Company’s securities, the Company or the underwriters managing the offering so request, the Holder shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for (i) 180 days from the effective date of such registration in the case of the Company’s initial public offering and (ii) 90 days from the effective date of such registration in the case of any other public offering of the Company’s securities. This Section 3.12 shall be binding on all transferees or assignees of Registrable Securities, whether or not such persons are entitled to registration rights pursuant to Section 3.10.

SECTION 4

Miscellaneous Covenants

4.1 Proprietary Information Agreement. Unless otherwise determined by Board of Directors, the Company shall require all future officers, directors and employees of, and consultants to, the Company and its subsidiaries, if any, to execute a proprietary information agreement providing for the protection of the Company’s proprietary or confidential information and the assignment of intellectual property rights to the Company.

4.2 Termination. The provisions of this Section 4 shall terminate in accordance with the provisions of Section 2.5.

SECTION 5

Legends

5.1 Legends. Each Investor understands that the share certificates evidencing any Registrable Securities shall be endorsed with the following legends (in addition to any legends required under applicable state securities laws):

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH,

THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b) “THE SALE, TRANSFER OR ASSIGNMENT OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OR HIS PREDECESSOR IN INTEREST. COPIES OF SUCH AGREEMENT MAY BE OBTAINED BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.”

(c) Any legend required to be placed thereon by the California Commissioner of Corporations or any other applicable state securities laws.

SECTION 6

Miscellaneous

6.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of California as applied to contracts made and to be fully performed entirely within that state between residents of that state. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction and venue of the California state courts of Santa Clara County, California, (or, if there is exclusive federal jurisdiction, the United States District Court for the Northern District of California) and the parties consent to the personal and exclusive jurisdiction and venue of these courts.

6.2 Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. This Agreement or any term hereof may be amended, waived, discharged or terminated by a written instrument signed by the Company and the Investors or transferees of such Investors holding a majority of the Registrable Securities (including shares of Series A, Series B and Series C Preferred Stock and shares issuable upon exercise of warrants to purchase shares of the Company) then outstanding; provided, however, that if any amendment or waiver shall affect any Investor materially differently and adversely than other Investors, then such amendment or waiver shall require the consent of the Investor(s) so materially differently and adversely affected. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to the Agreement, whether or not such party has signed such amendment or waiver, each future holder of all such Registrable Securities, and the Company.

6.3 Aggregation. For the purposes of determining the number of shares of Registrable Securities held or acquired by affiliated entities or persons or by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that, all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Sections 2 and 3.

6.4 Notices, etc. All notices and other communications required or permitted hereunder shall be deemed given if in writing and mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to an Investor, at such address as such Investor shall have furnished to the Company in writing, or (b) if to any other holder of any Registrable Securities, at such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such Registrable Securities who has so furnished an address to the Company, or (c) if to the Company, at the address of its principal offices and addressed to the attention of the Corporate Secretary and with a copy to Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050, Attention: Chris F. Fennell, Esq. or at such other address as the Company shall have furnished to the Investors.

6.5 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

6.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

6.7 Termination of Prior Agreement.

Upon execution of this Agreement by (i) the Company and (ii) a majority in interest of the Series A Parties and the Series B Parties, voting together, the Prior Agreement is amended and restated in its entirety as set forth herein.

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EXHIBIT A

SCHEDULE OF INVESTORS

Series A Investors

Andreas Bechtolsheim

Jeff Bezos

David Cheriton

Ram Shriram

Stanford University

Series B Investors

KPCB Holdings Inc. as Nominee

Sequoia Capital VIII

Sequoia International Technology Partners VIII (Q)

CMS Partners LLC

Andreas Bechtolsheim

Sequoia International Technology Partners VIII

Ram Shriram

David Cheriton

Jeff Bezos

Sequoia 1997

WS Investment 99A

Larry W. Sonsini

David C. Drummond

Angel Investors L.P.

Omid Kordestani

Michael James Homer Trust, DTD 6/3/98

Ron and Gayle Conway as Trustees of the Conway Family Trust Dated 9/25/96

Roger J. Ebert and Chaz Ebert

Venture Lending & Leasing II, Inc.

Series C Investors

Yahoo! Inc.

Angel Investors II, L.P.

Angel (Q) Investors II, L.P.

Bobby Yazdani

Larry W. Sonsini

Chris F. Fennell

Suzanne Y. Bell

WS Investment Company 2000B

Rackable Systems, Inc.

Eric Schmidt

Common Stock Warrant Holder

Alexandria Real Estate Equities, L.P. (“ARE”)

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date set forth above.

“INVESTORS”		“COMPANY”

GOOGLE INC., a California corporation

By:		By:	/s/ David C. Drummond
(Signature)
Name:
(Print name)
Title:
Address: